Exhibit 2.1

PLAN OF REORGANIZATION AND AGREEMENT OF MERGER

THIS PLAN OF REORGANIZATION AND AGREEMENT OF MERGER (the “Merger Agreement”) is made as of June 18, 2007 by and between Osage Energy Corporation, a Nevada corporation (“Osage Nevada”), and Osage Exploration and Development, Inc., a Delaware corporation (“Osage Delaware”). Osage Nevada and Osage Delaware are sometimes referred to herein as the “Constituent Corporations.”

RECITALS

A. Osage Delaware is a corporation duly organized and existing under the laws of the State of Delaware.

B. Osage Nevada is a corporation duly organized and existing under the laws of the State of Nevada.

C. On the date of this Merger Agreement, Osage Delaware has authority to issue 190,000,000 shares of common stock, par value $0.0001 per share, of which ten shares are issued and outstanding and owned by Osage Nevada, and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued or outstanding.

D. On the date of this Merger Agreement, Osage Nevada has authority to issue 190,000,000 shares of common stock, par value $0.001 per share, of which 31,349,773 shares are issued and outstanding.

E. The respective Boards of Directors of Osage Delaware and Osage Nevada have determined that, for the purpose of effecting the reincorporation of Osage Nevada in the State of Delaware, it is advisable and to the advantage of such corporations and their respective stockholders that Osage Nevada merge with and into Osage Delaware upon the terms and conditions herein provided.

F. The respective Boards of Directors of Osage Delaware and Osage Nevada have approved this Merger Agreement and have directed that this Merger Agreement be submitted to the vote of their respective stockholders.

AGREEMENT

NOW, THEREFORE, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that Osage Nevada shall merge with and into Osage Delaware on the following terms, conditions and other provisions.

1.	Terms and Conditions.

1.1. Merger. Osage Nevada shall be merged with and into Osage Delaware (the “Merger”), and Osage Delaware shall be the surviving corporation, effective upon the date this Merger Agreement is made effective in accordance with applicable law (the “Effective Date”).

1.2. Succession. Upon the Effective Date, the separate existence of Osage Nevada shall cease and Osage Delaware shall succeed to all of the rights, privileges, powers and property of Osage Nevada in the manner of and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware.

1.3. Common Stock of Osage Nevada. Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof or the Constituent Corporations, each share of common stock of Osage Nevada issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of common stock, par value $0.0001 per share, of Osage Delaware.

1.4. Common Stock of Osage Delaware. Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof or the Constituent Corporations, each share of common stock of Osage Delaware issued and outstanding immediately prior thereto shall automatically be canceled and returned to the status of an authorized but unissued share.

1.5. Stock Certificates. Upon and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of common stock of Osage Nevada shall be deemed for all purposes to evidence ownership of and to represent the shares of common stock of Osage Delaware into which the shares of common stock of Osage Nevada represented by such certificates have been converted in the Merger. The registered owner on the books and records of Osage Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Osage Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends and other distributions upon the shares of common stock of Osage Delaware evidenced by such outstanding certificate as provided above.

1.6. Employee Benefit Plans. Upon the Effective Date, Osage Delaware will assume all obligations of Osage Nevada under any and all employee benefit plans in effect as of the Effective Date or with respect to which employee rights or accrued benefits are outstanding as of the Effective Date.

1.7. Warrants. Upon the Effective Date, each of the warrants to purchase shares of common stock of Osage Nevada which is outstanding immediately prior to the Effective Date shall be converted into and become a warrant to purchase the same number of shares of common stock of Osage Delaware at the same exercise price and upon the same terms and subject to the same conditions as set forth in each of such respective warrants as in effect at the Effective Date. Upon the Effective Date, Osage Delaware will assume the outstanding and unexercised portions of such warrants and all obligations of Osage Nevada with respect thereto.

1.8. Convertible Debentures. Upon the Effective Date, each of the debentures which is convertible into shares of common stock of Osage Nevada which is outstanding immediately prior to the Effective Date shall be converted into and become a debenture which is convertible into the same number of shares of common stock of Osage Delaware at the same conversion price and upon the same terms and subject to the same conditions as set forth in each of such respective convertible debentures as in effect at the Effective Date. Upon the Effective Date, Osage Delaware will assume the outstanding and unconverted portions of such convertible debentures and all obligations of Osage Nevada with respect thereto.

1.9. Reservation of Shares. Upon the Effective Date, an aggregate number of shares of common stock of Osage Delaware shall be reserved for issuance upon the exercise of options, stock purchase rights and warrants equal to the aggregate number of shares of common stock of Osage Nevada so reserved immediately prior to the Effective Date.

2.	Charter Documents, Directors and Officers.

2.1. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Osage Delaware as in effect immediately prior to the Effective Date shall continue in full force and effect thereafter as the Certificate of Incorporation of Osage Delaware without change or amendment, until such Certificate of Incorporation is duly amended in accordance with the provisions thereof and applicable law. The Bylaws of Osage Delaware in effect immediately prior to the Effective Date shall continue in full force and effect thereafter as the Bylaws of Osage Delaware without change or amendment, until such Bylaws are duly amended in accordance with the provisions thereof and applicable law.

2.2. Directors. The directors of Osage Delaware immediately prior to the Effective Date shall upon the Effective Date remain the directors of Osage Delaware and shall serve until the next annual meeting of stockholders of Osage Delaware and until their successors are duly elected and qualified or until their earlier resignation, removal or death.

2.3. Officers. The officers of Osage Nevada shall become officers of Osage Delaware upon the Effective Date and shall serve until their successors are duly elected and qualified or their earlier resignation, removal or death.

3.	Miscellaneous.

3.1. Further Assurances. From time to time, as and when required by Osage Delaware or by its successors and assigns, there shall be executed and delivered on behalf of Osage Nevada such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Osage Delaware the title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Osage Nevada and otherwise to carry out the purposes of this Merger Agreement, and the proper officers and directors of Osage Delaware are fully authorized in the name and on behalf of Osage Nevada or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

3.2. Amendment. At any time before or after approval by the stockholders of the Constituent Corporations and subject to applicable law, this Merger Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of Osage Nevada and Osage Delaware to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement; provided, however, that an amendment made subsequent to the adoption of this Merger Agreement by the stockholders of either Constituent Corporation shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation; (2) alter or change any term of the Certificate of Incorporation of Osage Delaware to be effected by the Merger; or (3) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of either Constituent Corporation.

3.3. Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Osage Nevada or Osage Delaware or both, notwithstanding the approval of this Merger Agreement by the stockholders of Osage Nevada and Osage Delaware.

3.4. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the Nevada Revised Statutes.
3.5. Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by the Boards of Directors of Osage Nevada and Osage Delaware, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

OSAGE ENERGY CORPORATION, a Nevada corporation

By:
Kim Bradford, President

ATTEST:

Kim Bradford, Secretary

OSAGE EXPLORATION AND DEVELOPMENT, INC., a Delaware corporation

By:
Kim Bradford, President

ATTEST:

Kim Bradford, Secretary